Exhibit 99.1

Barfresh Announces First Quarter 2025 Results

Revenue Increased 4% Year-Over-Year to $2.9 Million for First Quarter 2025, In Line with Previous Guidance

Achieved Gross Margin of 31% for First Quarter 2025, Exceeding Guidance

Co-Manufacturing Partners on Track to Reach Full Production Capability by End of Second Quarter 2025

Company Reiterates Fiscal Year 2025 Revenue Guidance of $14.5 Million to $16.6 Million

LOS ANGELES, May 1, 2025 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the first quarter ended March 31, 2025.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We achieved our first quarter revenue and gross margin guidance. We continue to secure new customer wins in the education channel as our product portfolio continues to resonate strongly with both school administrators and students alike. As expected, our overall results were impacted by costs associated with onboarding new co-manufacturers, temporary production inefficiencies and increased logistics costs as we maximized output to meet growing demand. We continue to expect these headwinds to resolve by the end of the second quarter when our bottle co-manufacturing partners complete their equipment installations and we are positioned to meaningfully increase our production.”

“The expected timing of the onboarding of new co-manufacturers has us very well positioned to leverage our new customers as we enter the upcoming 2025 to 2026 school year. We believe this will enable us to achieve dramatic improvements in our top and bottom-line results during the back half of this year and have us positioned to achieve our record revenue guidance range of $14.5 million to $16.6 million.”

First Quarter of 2025 Financial Results

Revenue for the first quarter of 2025 was $2.9 million, compared to $2.8 million in the first quarter of 2024. The year-over-year increase in revenue is primarily driven by expanded bottle capacity at our existing bottle manufacturer, enabling higher sales volumes compared to the prior year.

Gross Margin for the first quarter of 2025 was 31%, compared to 41% for the first quarter of 2024. Adjusted Gross Margin for the first quarter of 2025 was 31%, compared to 43% in the prior year period. The decrease in gross margin was due to temporary production inefficiencies and increased logistics costs required to onboard new co-manufacturers to meet higher demand. The Company believes this constraint will be resolved when specialized equipment is delivered and installed at the Company’s co-manufacturing partners by the end of the second quarter of 2025. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below.

Net loss for the first quarter of 2025 was $761,000, as compared to a loss of $449,000 in the first quarter of 2024. Selling, marketing and distribution for the first quarter of 2025 was $824,000 or 28% of revenue, compared to $694,000 or 25% of revenue in the first quarter of 2024. G&A expenses for the first quarter of 2025 were $747,000, compared to $855,000 in the first quarter of 2024.

Adjusted EBITDA was a loss of approximately $506,000 for the first quarter of 2025, compared to approximately $53,000 for the first quarter of 2024. A reconciliation of net loss to Adjusted EBITDA is provided below.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures, and certain calculations based on its results including Gross Margin and Adjusted Gross Margin. Management believes that Adjusted Gross Profit and Adjusted EBITDA provide useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including manufacturing relocation costs in calculating Adjusted Gross Profit and stock compensation and other non-recurring costs such as those associated with the product withdrawal, the related dispute, and certain manufacturing relocation costs in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted Gross Profit and Adjusted EBITDA are not recognized measurements under GAAP and should not be considered as an alternative to Gross Profit, loss from operations, net loss or any other performance measure derived in accordance with GAAP.

	For the three months ended March 31,
	2025	2024
Revenue	$2,930,000	$2,829,000
Cost of revenue	2,030,000	1,659,000
Gross profit	900,000	1,170,000
Manufacturing relocation (1)	-	45,000
Adjusted Gross Profit	$900,000	$1,215,000
Gross Margin	30.7%	41.4%
Adjusted Gross Margin	30.7%	42.9%

	For the three months ended March 31,
	2025	2024
Net loss	$(761,000)	$(449,000)

Depreciation and amortization	74,000	74,000
Interest expense	23,000	4,000
EBITDA	(664,000)	(371,000)

Stock based compensation, employees and board of directors	158,000	303,000
Operating expense related to withdrawn product and related dispute (2)	-	76,000
Manufacturing relocation (1)	-	45,000
Adjusted EBITDA	$(506,000)	$53,000

(1) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

(2) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. Operating expense in 2024 primarily includes legal expense incurred with respect to the dispute.

Balance Sheet

As of March 31, 2025, the Company had approximately $3.4 million of cash and accounts receivable, and approximately $1.1 million of inventory on its balance sheet.

In February 2025, the Company secured $3.0 million in growth financing through a common stock offering. The capital raise enhances the Company’s financial position and supports scaling of production capacity to meet growing customer demand, particularly in the education market.

Commentary and Outlook for 2025

The Company continues to expect to achieve record fiscal year revenue of between $14.5 and $16.6 million for fiscal year 2025.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, May 1, 2025, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, May 15, 2025. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13753252. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com